Exhibit 5.1

WRITER’S NAME:	Christopher Koh Theng Jer / Michelle Fum Ruixia / Wong Yi Jia	DIRECT TEL:	+65 6890 7768 / 7761 / 7157
		DIRECT FAX:	+65 6302 3135 / 3013 / 3368
		DIRECT E-MAIL:	christopher.koh@allenandgledhill.com / michelle.fum@allenandgledhill.com / wong.yijia@allenandgledhill.com
OUR REF:	CTJKOH/MFRX/WONGYJ/1015003778
YOUR REF:

2 March 2016

Broadcom Limited

1 Yishun Avenue 7

Singapore 768923

Dear Sirs

Registration Statement on Form S-3 of Broadcom Limited (“Broadcom”)

1.	We refer to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Broadcom with the United States Securities and Exchange Commission on or about 2 March 2016, in connection with the authorisation of the issuance and sale from time to time, on a delayed basis, of:

(a)	ordinary shares in the capital of Broadcom (the “Shares”);

(b)	one or more series of debt securities of Broadcom (the “Debt Securities”) to be issued pursuant to an indenture between Broadcom and Wilmington Trust, National Association, as trustee (the “Trustee”), in the form attached as Exhibit 4.3 to the Registration Statement, and one or more supplements or officer’s certificates thereto or resolutions of the Board of Directors of Broadcom (the “Board”), in each case, establishing the terms of each such series (collectively, the “Indenture”);

(c)	warrants to purchase Debt Securities or Shares (collectively, the “Warrants”);

(d)	rights to purchase Shares or any other Securities (as defined below) (the “Rights”);

(e)	purchase contracts for the purchase and sale of any of the Securities (as defined below) (the “Purchase Contracts”); and

(f)	units consisting of two or more of the Securities (the “Units”), in each case as contemplated by the Registration Statement.

The Shares, Debt Securities, Warrants, Rights, Purchase Contracts and Units are collectively referred to herein as the “Securities”. The Warrants may be issued under one or more warrant agreements (each, a “Warrant Agreement”) between Broadcom and a third party to be identified

Allen & Gledhill LLP

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therein as warrant agent. The Rights may be issued under one or more rights agreements (each, a “Rights Agreement”) between Broadcom and a third party to be identified as rights agent. The Purchase Contracts may be issued under one or more purchase contract agreements (each, a “Purchase Contract Agreement”) between Broadcom and a third party to be identified therein as purchase contract agent. The Units may be issued under one or more unit agreements (each, a “Unit Agreement”) between Broadcom and a third party to be identified therein as unit agent. The Indenture, the Warrant Agreements, the Rights Agreements, the Purchase Contract Agreements and the Unit Agreements are herein collectively called the “Agreements.”

This opinion is being rendered to you in connection with the filing of the Registration Statement.

2.	For the purpose of rendering this opinion, we have examined:-

(a)	a copy of the Constitution of Broadcom in force as at the date of this opinion (the “Constitution”);

(b)	a copy of each of the Certificate Confirming Incorporation of Company dated 4 March 2015 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) confirming that Broadcom is incorporated under the Companies Act, Chapter 50 of Singapore (the “Companies Act”) and the Notice of Incorporation Upon Change of Name of Broadcom dated 1 February 2016;

(c)	a copy of the resolutions of the Board of Directors of Broadcom passed on 29 January 2016 (excluding the exhibits thereto) (the “Board Resolutions”);

(d)	a copy of the member’s resolutions in writing of Broadcom passed on 31 January 2016 (excluding the exhibits thereto) (the “Shareholder Resolutions”); and

(e)	such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

Save as expressly provided in paragraph 4 of this legal opinion, we express no opinion whatsoever with respect to any document described in paragraph 2 herein.

3.	We have assumed for the purpose of rendering this opinion:

(a)	the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies or other specimen documents submitted to us;

(b)	that all representations and factual statements contained in all the documents listed in paragraph 2 are true and correct;

(c)	that copies of Broadcom’s Constitution, Certificate Confirming Incorporation of Company and Notice of Incorporation Upon Change of Name submitted to us for examination are true, complete and up-to-date copies;

(d)	that each of the Shareholder Resolutions and the Board Resolutions is true, complete and up-to-date and such resolutions have not been rescinded or modified and all authorisations and approvals conferred thereby remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of those resolutions;

(e)	that all relevant documents have been provided to us by the officers of Broadcom for inspection for purposes of this opinion;

(f)	there are no provisions of the laws of any jurisdiction (other than the laws of Singapore) which will be contravened by the execution or delivery of the Agreements and the issue of the Securities and that, insofar as any obligation expressed to be incurred or performed under each such Agreement and to the extent relevant, the Securities, falls to be performed in or is otherwise subject to the laws of any jurisdiction (other than Singapore), its performance will not be illegal by virtue of the laws of that jurisdiction and all such laws have been or will be complied with;

(g)	that the choice of the governing law of the Agreements will be made in good faith and will be regarded as valid and binding selection which will be upheld in the United States federal or state courts, as a matter of the respective applicable laws governing the Agreement, and all other relevant laws except the laws of Singapore;

(h)	that that all consents, approvals, authorisations, licences, exemptions, or orders required from any governmental or other regulatory authorities outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of the Agreements have been (and have not been withdrawn) or will be duly obtained or fulfilled, and are and will remain in full force and effect and that any conditions to which they are subject have been (or will be) satisfied;

(i)	that there are no agreements, documents, arrangements or transactions to which Broadcom is a party that may in any way prohibit or restrict the issue of the Securities;

(j)	that there are no agreements, documents, arrangements or transactions to which each party to the Agreements has entered into that may in any way prohibit or restrict its right to enter into the relevant Agreement or perform its obligations under the relevant Agreement;

(k)	that Broadcom is solvent at the relevant time of issuance of any of the Shares (including any Shares duly issued: (i) upon the exercise of any duly issued Warrants exercisable for Shares, (ii) upon the exchange or conversion of Debt Securities which are exchangeable or convertible into Shares, (iii) pursuant to a Purchase Contract or (iv) as a component of a Unit);

(l)

that Broadcom will have, at the time of the individual grants and issuances of the Shares (including any Shares duly issued: (i) upon the exercise of any duly issued Warrants exercisable for Shares, (ii) upon the exchange or conversion of Debt Securities which are exchangeable or convertible into Shares, (iii) pursuant to a Purchase Contract or (iv) as a component of a Unit), upon issuance and delivery of certificates (or book-entry notation if uncertificated), a mandate from shareholders of Broadcom to issue such Shares pursuant to section 161 of the Companies Act (the “Share Issue Mandate”) and such Share Issue Mandate will not have expired in accordance with its terms or been previously revoked or varied by Broadcom in a general meeting;

(m)	that the definitive terms of each class or series of Securities shall have been established in accordance with resolutions duly passed by the Board (or any authorized committee thereof) or, if required, the shareholders of Broadcom;

(n)	that Broadcom will issue and deliver the Securities in the manner contemplated by any applicable underwriting, purchase or similar agreement and any Securities issuable upon conversion, exchange or exercise of any other Security will have been authorised and reserved for issuance, in each case within the limits of the then remaining authorised but unreserved and unissued amounts of such Securities;

(o)	there shall be the absence of fraud, bad faith, undue influence, coercion or duress on the part of any party to the Agreements and its respective officers, employees, agents and advisers;

(p)	that each of the parties to the Agreements (if a corporation and other than Broadcom) is validly incorporated and existing under the laws of its place of incorporation;

(q)	with respect to any Debt Securities, that:

(i)	an Indenture relating to such Debt Securities shall be within the capacity and powers of, and shall have been duly authorised, executed and delivered on behalf of Broadcom;

(ii)	all terms of such Debt Securities not provided for in such Indenture shall have been established in accordance with the provisions of the Indenture and reflected in appropriate documentation approved by us and, if applicable, executed and delivered by Broadcom and the Trustee;

(iii)	such Debt Securities shall have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture;

(iv)	such Debt Securities, as executed and delivered, do not violate any law applicable to Broadcom or result in a default under or breach of any agreement or instrument binding upon Broadcom; and

(v)	such Debt Securities, as executed and delivered, comply with all requirements and restrictions, if any, applicable to Broadcom, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over Broadcom;

(r)	with respect to any Warrants, that:

(i)	any Warrant Agreement relating to the Warrants shall be within the capacity and powers of, and shall have been duly authorised, executed and delivered on behalf of Broadcom;

(ii)	all terms of such Warrants shall have been established in accordance with the provisions of such Warrant Agreement(s);

(iii)	such Warrants shall have been duly executed, issued and delivered in accordance with the provisions of such Warrant Agreement(s);

(iv)	such Warrants and the related Warrant Agreement(s), as executed and delivered, do not violate any law applicable to Broadcom or result in a default under or breach of any agreement or instrument binding upon Broadcom; and

(v)	such Warrants and the related Warrant Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to Broadcom, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over Broadcom

(s)	with respect to any Purchase Contracts, that:

(i)	any Purchase Contract Agreement relating to the Purchase Contracts shall be within the capacity and powers of, and shall have been duly authorised, executed and delivered on behalf of Broadcom;

(ii)	all terms of such Purchase Contracts shall have been established in accordance with the provisions of such Purchase Contract Agreement(s);

(iii)	such Purchase Contracts shall have been duly executed, issued and delivered in accordance with the provisions of such Purchase Contract Agreement(s);

(iv)	such Purchase Contracts and the related Purchase Contract Agreement(s), as executed and delivered, do not violate any law applicable to Broadcom or result in a default under or breach of any agreement or instrument binding upon Broadcom; and

(v)	such Purchase Contracts and the related Purchase Contract Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to Broadcom, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over Broadcom;

(t)	with respect to any Units, that:

(i)	any Unit Agreement relating to the Units shall be within the capacity and powers of, and shall have been duly authorised, executed and delivered on behalf of Broadcom;

(ii)	all terms of such Units shall have been established in accordance with the provisions of such Unit Agreement(s);

(iii)	such Units shall have been duly executed, issued and delivered in accordance with the provisions of such Unit Agreement(s);

(iv)	such Units and the related Unit Agreement(s), as executed and delivered, do not violate any law applicable to Broadcom or result in a default under or breach of any agreement or instrument binding upon Broadcom; and

(v)	such Units and the related Unit Agreement(s), as executed and delivered, comply with all requirements and restrictions, if any, applicable to Broadcom, in any case whether imposed by any court or governmental or regulatory body having jurisdiction over Broadcom;

(u)	(i) that the Agreements and the Securities are within the capacity and powers of, and will be duly authorised, executed and delivered by the parties thereto other than Broadcom, (ii) that the Agreements and the Securities will constitute legally valid and binding obligations of the parties thereto other than Broadcom, enforceable against each of them in accordance with their respective terms, and (iii) that the status of the Agreements and the Securities as legally valid and binding obligations of the parties will not be affected by any (A) breaches of, or defaults under, agreements or instruments, (B) violations of statutes, rules, regulations or court or governmental orders, or (C) failures to obtain required consents, approvals or authorisations from, or to make required registrations, declarations or filings with, governmental authorities;

(v)	that in exercising the respective powers of each party to the Agreements to enter into the relevant Agreement, each party (and in the case where the party is a corporation, the directors of such party) to the Agreements will be acting in good faith and in furtherance of the respective substantive objects and for the legitimate purpose of each of the parties to the Agreements, and that the entry into the relevant Agreement by each of the parties thereto may reasonably be considered to have been in the interests, and for the commercial benefit, of each of the parties to the relevant Agreement;

(w)	that each of the parties to the Agreements will not be, seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the relevant Agreement to which it is a party which might render any of them or any relevant transaction or associated activity illegal, void or voidable;

(x)	that all acts, conditions or things required to be fulfilled, performed or effected in connection with the Agreements under the laws of any jurisdiction (other than Singapore) will be duly fulfilled, performed and complied with;

(y)	that valid consideration will be furnished for the entry into of the Agreements;

(z)	the Agreements will constitute legal, valid, binding and enforceable obligations of the parties thereto for all purposes under the laws of all relevant jurisdictions (other than Singapore);

(aa)	that no consent, approval, authorisation or order of or qualification with any governmental body or agency outside the Singapore is required for the performance by each of the parties (other than Broadcom) to the Agreements of its respective obligations under the Agreements to which it is a party;

(bb)	that the execution of the Agreements, the performance of the obligations under the Agreements, and the issue and the delivery of, and the performance of the obligations, where applicable, under the Securities will be in compliance with (i) applicable laws and regulations in Singapore and (ii) the provisions of the Constitution of Broadcom;

(cc)	that no foreign law is relevant to or affects the conclusions stated in this opinion, and none of the opinions expressed herein will be affected by the laws (including, without limitation, the public policy) of any jurisdiction outside Singapore, and insofar as the laws of any jurisdiction outside Singapore may be relevant, such laws have been or will be complied with; and

(dd)	that no Securities will be offered in Singapore in connection with the Registration Statement.

4.	Based upon and subject to paragraphs 2 and 3, and subject to any matters not disclosed to us, we are of the opinion that:

(a)	the Shares to be allotted and issued by Broadcom (including any Shares duly issued: (i) upon the exercise of any duly issued Warrants exercisable for Shares, (ii) upon the exchange or conversion of Debt Securities which are exchangeable or convertible into Shares, (iii) pursuant to a Purchase Contract or (iv) as a component of a Unit):

(i)	when represented by share certificates issued by Broadcom in respect of such Shares; and

(ii)	duly registered in the register of members of Broadcom, in the name of the persons who have purchased the Shares, or in the name of Cede & Co., a partnership organized pursuant to the laws of the State of New York, in the United States of America, as nominee of the Depository Trust Company, as the case may be, will be duly authorised by Broadcom for issuance and will be legally issued, fully-paid and non-assessable;

(b)

the Debt Securities (including any Debt Securities duly issued: (i) upon the exercise of any duly issued Warrants exercisable for Debt Securities or (ii) as a component of a Unit), upon issuance and delivery of certificates (or book-entry notation if uncertificated) for such Debt Securities against payment therefor of such lawful consideration as the

Board (or a duly authorised committee thereof) may determine, will be duly authorized by Broadcom for issuance, legally issued and constitute legal, valid and binding obligations of Broadcom, enforceable in accordance with their terms;

(c)	the Warrants (including any Warrants duly issued as a component of a Unit) upon their issuance and delivery of certificates (or book-entry notation if uncertificated) for such Warrants against payment therefor of such lawful consideration as the Board (or a duly authorised committee thereof) may determine, will be duly authorized by Broadcom for issuance, legally issued and constitute legal, valid and binding obligations of Broadcom, enforceable in accordance with their terms;

(d)	the Purchase Contracts (including any Purchase Contracts duly issued as a component of a Unit), upon receipt by Broadcom of such lawful consideration therefor as the Board (or an authorised committee thereof) may determine, will constitute valid and binding obligations of Broadcom, enforceable in accordance with their terms; and

(e)	the Units, upon receipt by Broadcom of such lawful consideration therefor as the Board (or an authorised committee thereof) may determine, will constitute valid and binding obligations of Broadcom, enforceable in accordance with their terms.

5.	For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Shares to be issued (including any Shares duly issued: (i) upon the exercise of any duly issued Warrants exercisable for Shares, (ii) upon the exchange or conversion of Debt Securities which are exchangeable or convertible into Shares, (iii) pursuant to a Purchase Contract or (iv) as a component of a Unit) means under Singapore law that holders of such Shares, having fully paid up all amounts due on such Shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of Broadcom in their capacities purely as holders of such Shares.

6.	The term “enforceable” as used above means that the obligations assumed or to be assumed by the Issuer under each of the Agreement are of a type which the Singapore courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by prescription or lapse of time, bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity – for example, equitable remedies may not be available where damages are considered to be an adequate remedy;

(c)	if any obligation is to be performed in a jurisdiction outside Singapore, it may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

(d)	any provision in the any of the Agreements which provides that certain calculations and/or certifications will be conclusive and binding (i) will not be effective if such calculations and/or certifications are fraudulent or contain any manifest errors, and (ii) will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party;

(e)	any provision in any of the Agreements which provides, or which has the effect of providing, the payment of an increased amount by reason of any default may not be enforceable in a Singapore court if it is construed as a penalty;

(f)	provisions in any of the Agreements, if any, restricting competition or trade may not be enforceable as contrary to public policy in Singapore unless a Singapore court considers that such provisions are reasonably necessary for the protection of a legitimate business interest;

(g)	claims may become barred under the Limitation Act, Chapter 163 of Singapore or may be or become subject to a defence of set-off or counterclaim;

(h)	any provision in any of the Agreements as to severability may not be binding under the law of Singapore and the question of whether or not provisions which are illegal, invalid or unenforceable may be severed from other provisions in order to save such other provisions depends on the nature of the illegality, invalidity or unenforceability in question and would be determined by a Singapore court at its discretion;

(i)	any term of an Agreement may be amended orally by all the parties notwithstanding provisions to the contrary in the Agreement;

(j)	the rate of interest recoverable after judgment in the High Court of Singapore is limited to 5.33% p.a. or:

(i)	such other rate fixed by the Chief Justice of Singapore;

(ii)	such lower rate as may be directed by the High Court; or

(iii)	unless the parties have agreed otherwise;

(k)	a Singapore court may refuse to give effect to clauses in an Agreement in respect of the costs of unsuccessful litigation brought before a Singapore court or where the court has itself made an order for costs;

(l)	a Singapore court may stay proceedings if concurrent proceedings are brought elsewhere and/or if there is another clearly more appropriate forum than Singapore;

(m)	it is necessary to initiate any legal proceedings in Singapore by serving a writ outside the jurisdiction, the leave of court (as to which the court has a discretion) would have to be obtained;

(n)	the courts of Singapore are bound to follow judicial precedents laid down by the superior courts of Singapore, however, the Court of Appeal (which is the highest court in Singapore) has power to depart from such precedents where adherence will cause injustice in a particular case or constrain the development of law in conformity with the circumstances of Singapore;

(o)	we express no opinion regarding the right or ability of any party to recover against any other party for diminution in the value of equity securities held by such party;

(p)	where any party to any of the Agreements or, where applicable, any Security is vested with a discretion or may determine a matter in its opinion, that party may be required to exercise its discretion in good faith, reasonably and for a proper purpose, and to form its opinion in good faith and on reasonable grounds;

(q)	enforcement of any provision of any Agreement may be limited if a court in Singapore holds the relevant provision to have been frustrated by events happening after the execution of the relevant Agreement;

(r)	a party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation or other vitiating factors and the courts of Singapore will generally not enforce an obligation if there has been fraud;

(s)	any provision in any of the Agreements or, where applicable, any Security which purports to excuse or protect any party against its own negligence or misconduct or which purports to apply notwithstanding the negligence or misconduct of any party, or excusing a party from a liability or duty otherwise owed, may be limited by law or may not be given effect by the courts of Singapore;

(t)	whilst a court of Singapore has power to give judgment in a currency other than Singapore dollars, if, subject to the terms of the contract, it is the currency which most truly expresses the plaintiff’s loss, it has the discretion to decline to do so;

(u)	it is uncertain whether the parties can agree in advance the governing law of claims connected with the contract but which are not claims on the contract, such as a claim in tort;

(v)	indemnity provisions in the Agreements may not be binding under the laws of Singapore to the extent that performance would be illegal or contrary to public policy under the laws of Singapore;

(w)	to the extent that any matter is expressly to be determined by future agreement or negotiation, the relevant provision in an Agreement may be unenforceable or void for uncertainty;

(x)	any provision of an Agreement stating that a failure or delay, on the part of any party, in exercising any right or remedy under the Agreement shall not operate as a waiver of such right or remedy may not be effective where one party’s conduct or representations had led the other party to reasonably conclude that the party has agreed to waive his rights, notwithstanding this “no waiver” provision;

(y)	provisions in any of the Agreements relating to any additional interest or other sum imposed on any of the parties to the Agreements where it has defaulted in the performance of any of its obligations, may not be enforceable in a Singapore court if they are construed as a penalty;

(z)	a court in Singapore will not be automatically bound to stay proceedings brought in its jurisdiction despite the existence of an exclusive jurisdiction provision in an agreement naming the foreign jurisdiction where the proceedings should be brought. The Singapore courts have the discretion as to whether or not to grant an application for a stay notwithstanding such an exclusive jurisdiction clause;

(aa)	it is possible that a court in Singapore would hold that any judgment (whether in Singapore or elsewhere) given in relation to an Agreement supersedes the specific provisions of such an Agreement for all intents and purposes, with the effect that any obligations imposed upon each of the parties under an Agreement, which are expressed to apply both before and after judgment, might not be held to survive any judgment;

(bb)	certain laws, directives, orders and other regulations (whether relating to United Nations sanctions or otherwise) have in the past been and may from time to time be enacted, passed or issued, the effect of which as a matter of Singapore law might be to restrict the making of any payment and/or the performance of any other obligation under the Agreements; and

(cc)	except as may be provided under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, under general principles of Singapore law, a person who is not a contracting party to an agreement is not entitled to the benefits of the agreement and may not enforce the agreement.

6.	We are not responsible for investigating or verifying the accuracy or completeness of any facts or information, including statements of foreign law, or the reasonableness of any assumptions or statements of opinion or intention contained in any document described in paragraph 2. In addition, we are not responsible for investigating or verifying that no material facts have been omitted from any document described in paragraph 2.

7.	We express no opinion as to the validity, binding effect or enforceability of any provision in the Agreements or, where applicable, the Securities by reference to a law other than that of Singapore, or as to the availability in Singapore of remedies which are available in other jurisdictions.

8.

This opinion relates only to the laws of general application of the Republic of Singapore as at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of

Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore.

9.	With respect of matters of fact material to this opinion, we have relied on the statements of the responsible officers of Broadcom.

10.	Our advice is strictly limited to matters stated in this opinion and is not to be construed as extending by implication to all the documents listed in paragraph 2 above, or to any other matter or document in connection with, or referred to, in such document.

11.	We consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement. In giving this consent, we do not hereby admit and shall not be deemed to admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

12.	This opinion is addressed to Broadcom solely for its own benefit. Save for the filing of this opinion with the SEC as an exhibit to the Registration Statement, it is not to be transmitted to, nor is it to be relied upon by, any other person or quoted or referred to in any public document or filed with any governmental agency or other person without our consent in writing. We do not accept any liability to anyone other than Broadcom (even though you may have provided a copy to another person in accordance with the terms of this paragraph) without our express consent.

13.	This opinion is given on the basis of the laws of the Republic of Singapore in force as at the date of this opinion and we undertake no responsibility to notify you of any change in the laws of the Republic of Singapore after the date of this opinion.

Yours faithfully

/s/ Allen & Gledhill LLP

Allen & Gledhill LLP